Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the use, in the Offering Statement on Form 1-A of Angel Studios, Inc., and the Offering Circular constituting a part thereof, of our report dated March 28, 2025, on our audit of the consolidated balance sheets of Angel Studios, Inc., as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and to the reference to our firm under the heading “Experts” in the accompanying Offering Statement.

/s/ Tanner LLC

Lehi, Utah

June 25, 2025